Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of May 1, 2015 between AMERICA’S CAR MART, INC., an Arkansas corporation (the “Company”) and JEFFREY A. WILLIAMS (the “Associate”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of the sale and financing of used vehicles (“Company Business”); and

WHEREAS, the Associate is a Senior Executive Officer of the Company, and the Company desires to continue the employment of the Associate, and the Associate desires to provide his services to the Company upon the terms and conditions hereinafter set forth;

WHEREAS, the Company periodically sells its finance receivables to Colonial Auto Finance, Inc., an Arkansas corporation (“Colonial”) and services those loans on Colonial’s behalf (collectively, the Company and Colonial are referred to herein as “Car-Mart”); and

WHEREAS, America’s Car-Mart, Inc., a Texas corporation (the “Parent Company”), owns 100% of the outstanding common stock of the Company;

WHEREAS, in order to conduct its business, the Company owns and uses trade secrets as defined under applicable law, as well as confidential and propriety information; and

WHEREAS, the Associate, during the term of his employment with the Company and in order to carry out his duties with the Company, has or will have contact with the Company’s customers and employees and has or will have access to and has or will become privy to or acquainted with certain confidential information and trade secrets, which are owned by the Company and which are regularly used in the business of the Company and which are generally not known to its competitors;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Employment. The Company hereby continues the employment of the Associate as a Senior Executive Officer of the Company, and the Associate accepts such employment. During the term of employment under this Agreement (the “Employment Term”), the Associate shall perform such duties as shall reasonably be required of a Senior Executive Officer of the Company. The Associate further agrees to perform, without additional compensation, such other work for the Company and for any subsidiary or affiliate of the Company in which the Company has an interest, including, without limitation, Colonial and the Parent Company, as the Board of Directors of the Company or the Parent Company shall from time to time reasonably specify. It is expressly agreed and understood between the Company and the Associate that the term of this Agreement is in no way dependent upon the Associate’s holding or being elected to any office of the Company. The Associate may be deemed an employee of, and paid by the Company, Colonial, or the Parent Company, as reasonably determined by the Company.

*Filed under an application for confidential treatment.

2. Performance. The Associate agrees to devote his entire business efforts to the performance of his duties hereunder, provided, however, that the Associate may engage in personal investment activities not involving the Company so long as they do not interfere with the performance of his duties hereunder.

3. Term. Unless otherwise terminated in accordance with Sections 8, 9, 10 or 11, the Employment Term shall be for a term ending April 30, 2020. This Agreement shall be automatically renewed for successive additional Employment Terms of one (1) year each unless notice of termination is given in writing by either party to the other party at least thirty (30) days prior to the expiration of the initial Employment Term or any renewal Employment Term.

4.	Compensation.

(a) Base Salary and Benefits. The basic annual salary of the Associate for his employment services hereunder shall be $367,290 or such higher annual salary, if any, as shall be approved by the Board of Directors of the Parent Company from time to time (the “Base Salary”), which shall be payable in accordance with the Company’s payroll policy. Nothing contained herein shall affect or in any way limit the Associate’s rights as an Associate of the Company to participate in any Company 401(k) profit sharing plan or medical and life insurance programs offered by the Company to its employees, all of which shall be available to the Associate to the same extent as if this Agreement had not existed, and compensation received by the Associate hereunder shall be in addition to the foregoing. In addition, nothing contained herein shall affect or in any way limit the Associate’s eligibility to participate in any nonqualified deferred compensation plan of the Company or the Parent.

(b) Bonus. In addition to the Base Salary and fringe benefits described above, the Associate shall be eligible to earn an annual cash bonus (the “Bonus”) during the term hereof beginning May 1, 2015 and ending April 30, 2020. The Bonus shall be based upon Parent Company’s projected fully diluted earnings per share calculated in accordance with GAAP for each fiscal year (“GAAP Earnings Per Share”). The Bonus will depend on the Parent Company attaining a minimum of 95% of its projected GAAP Earnings Per Share, as set forth in Appendix A to this Agreement. The Bonus, if any, shall be paid each fiscal year, within fifteen (15) days following the Parent Company’s filing of its annual report on Form 10-K for such fiscal year (but no later than two and one-half (2½) months following the calendar year in which the Bonus was earned), based upon the Parent Company’s GAAP Earnings Per Share for that fiscal year. Any Bonus shall be deemed to be earned by the Associate if the Associate was an employee of the Company as of the last day of the fiscal year in question.

2

(c) Non-Qualified Stock Options.

(i) Subject to Section 4(c)(iii) herein, the Parent Company will grant to the Associate, pursuant to the Parent Company’s Amended and Restated Stock Option Plan (the “Option Plan”), non-qualified stock options to purchase an aggregate of 30,000 shares of Parent Company Stock, as follows:

(A) A non-qualified stock option to purchase 10,000 shares of Parent Company Stock, which will vest in full (or “cliff” vest) on April 30, 2020, subject to the Associate’s continuous service (as that term is defined in the Option Plan) as of the vesting date; and

(B) A non-qualified stock option to purchase 20,000 shares of Parent Company Stock, with vesting of such option subject to the attainment of certain performance conditions based on the Parent Company’s consolidated net income growth during fiscal years 2016 through 2020. If the Parent Company’s cumulative consolidated net income growth, calculated on a compound basis, for the five (5) fiscal years ending April 30, 2020 is equal to 10% or more, the stock option will “cliff” vest in its entirety (20,000 shares) on the date which marks the fifth (5th) anniversary of the stock option grant date (the “Vesting Date”). If the Parent Company’s cumulative consolidated net income growth, calculated on a compound basis, for the five (5) fiscal years ending April 30, 2020 is equal to 5% or more but less than 10%, the stock option will “cliff” vest as to 10,000 shares on the Vesting Date. If the Company’s cumulative consolidated net income growth, calculated on a compound basis, for the five (5) fiscal years ending April 30, 2020 is less than 5%, the stock option will be forfeited.

(ii) For purposes of this Section 4(c), “consolidated net income” for a given fiscal year shall mean “Net income” as reported in the Company’s consolidated statement of operations included in the Company’s Annual Report on Form 10-K for such fiscal year as filed with the Securities and Exchange Commission, except that if on the Vesting Date the Company has not yet filed its Annual Report on Form 10-K for the fiscal year ending April 30, 2020, “consolidated net income” for fiscal year 2020 shall be the Company’s “Net income” as reported in the Company’s public earnings press release for such fiscal year. All terms used in this Section 4(c) shall have the definitions set forth in this Agreement, the Option Plan or the applicable Stock Option Agreement, as the case may be.

(iii) The stock option grants under this Section 4(c) shall be made on August 5, 2015, the date of the Parent Company’s annual meeting of shareholders, subject to and contingent upon the approval by such shareholders of the Option Plan.

3

5. Expense Account and Vacations. Matters relating to expense accounts for the Associate, vacations and the like shall be mutually agreed upon from time to time. However, the Company agrees to reimburse the Associate for all expenses reasonably incurred by him on behalf of the Company in accordance with the prevailing practices and policies of the Company. In addition, the Associate shall be entitled to that number of days of paid vacation and paid sick leave as is consistent with the prevailing practices and policies of the Company for other employees in the same or similar position as that held by the Associate hereunder.

6. Non-Competition, Non-Solicitation, Non-Disclosure, and Confidentiality

Provisions

(a) Non-Solicitation: Customers. During Associate’s employment and for one (1) year immediately following the cessation of Associate’s employment with the Company for any reason, Associate shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (except the Company), solicit, call upon, or attempt to solicit or call upon, any customer of the Company, or any representative of any customer of the Company with a view to selling or providing any product or service competitive with any product or service sold or provided by the Company in the Company Business, as defined herein, during the twelve (12) month period immediately preceding cessation of Associate’s employment with the Company, provided that the restrictions set forth in this section shall apply only to customers of the Company, or representatives of customers of the Company with whom Associate had material contact during such twelve (12) month period. “Material contact” exists between Associate and each of the Company’s existing customers: (i) with whom Associate actually dealt for a business purpose while employed by the Company or to further a business relationship between the customer and the Company; or (ii) whose business dealings with the Company were handled, coordinated or supervised by Associate or performed by Associate in whole or in part.

(b) Non-Solicitation: Employees. During Associate’s employment and for one (1) year immediately following the cessation of Associate’s employment with the Company for any reason, Associate will not solicit or in any manner encourage employees of the Company to leave the employ of the Company. The foregoing prohibition applies only to employees with whom Associate had material contact pursuant to Associate’s duties during the twelve (12) month period immediately preceding cessation of Associate’s employment with the Company. “Material contact” means interaction between Associate and another employee of the Company: (i) with whom Associate actually dealt or worked with; or (ii) whose employment or dealings with the Company or services for the Company were handled, coordinated or supervised by Associate.

4

(c) Non-Disclosure.

(i) TRADE SECRETS. Associate acknowledges that the Company owns and uses trade secrets as defined under applicable law. “Trade secret(s)” means information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Associate further acknowledges that in the course of Associate’s employment with the Company and in order to carry out Associate’s duties thereunder, Associate has or will become privy to the Trade Secrets of the Company. Accordingly, Associate shall not disclose, divulge, publish to others, or use for any purpose, except as necessary to perform Associate’s duties while employed by the Company, any Trade Secret of the Company without the prior written consent of the Company, for so long as such information shall remain a Trade Secret under applicable law.

(ii) CONFIDENTIAL INFORMATION. Associate acknowledges that in order to conduct its business, the Company owns and uses written and unwritten confidential information. “Confidential Information” means data and information relating to the business of the Company (which may not rise to the level of a Trade Secret under applicable law) which is or has been disclosed to Associate or of which Associate became aware as a consequence of or through Associate’s relationship with the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Associate without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Associate further acknowledges that in the course of his employment with the Company and in order to carry out his duties thereunder, Associate has or will become privy to Confidential Information of the Company. Accordingly, Associate agrees that while employed by the Company, and for a period of two (2) years from the conclusion of Associate’s employment with the Company for any reason, Associate will not disclose, divulge, publish to others or use for any purpose any Confidential Information of the Company except to the extent necessary to perform his duties and responsibilities as an Associate for the Company, without the prior written consent of the Company.

5

(iii) NOTICE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. Associate acknowledges that the Company hereby designates Trade Secrets and Confidential Information to include, by way of illustration but not limitation, confidential customer and prospective customer lists; information provided to the Company by its customers or clients or prospective customers or clients; customer preferences; client contacts; marketing plans, presentations and strategies; products; processes; designs; formulas; methods; clinical data; licenses; software; computer or electronic data disks or tapes; processes; research and plans for research; computer programs; methods of operations and costs data; contracts; personnel information; credit terms; financial information (including without limitation information regarding fee and pricing structures, assets, status of client accounts or credit); or any other information designated as a trade secret, confidential or proprietary by the Company.

(iv) TREATMENT OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. Associate understands and agrees to treat whatever information the Company wants to protect from disclosure as genuinely “confidential”, i.e., restricting access by pass code, stamping hardcopies of customer lists “confidential,” and restricting access to the customer list to designated and appropriate personnel, and the like. Associate further agrees, as an Associate, to use his best efforts and the utmost diligence to guard and protect the Company’s Trade Secrets and Confidential Information from disclosure to any competitor, customer or supplier of the Company or any other person, firm, corporation or other entity, unless such disclosure has been specifically authorized by the Company in writing.

(d) Non-Competition. Associate acknowledges that the Company is engaged in the Company Business as defined herein. Associate further acknowledges that the Company Business is primarily concentrated in and focused in Alabama, Arkansas, Georgia, Kentucky, Mississippi, Missouri, Oklahoma, Tennessee and Texas (hereinafter the “Territory”), and that Associate’s duties and responsibilities were not limited to any particular area within that region but will be within and throughout the entire Territory, and rendered in connection with Company Business. Associate further agrees and acknowledges that because of his association with the Company and his access to Trade Secrets and confidential, proprietary information of the Company which relate to the Company Business as herein defined, Associate’s competition with the Company as or with a direct competitor in the same line of business as the Company would damage and impair the business of the Company. Therefore, during the term of his employment and for a period of one (1) year from the conclusion of Associate’s employment with the Company for any reason, Associate shall not, for himself or on behalf of any other person, firm, partnership, association, corporation, business organization, entity or enterprise, perform duties which are substantially similar to the duties performed by Associate on behalf of Company within the Territory for any business engaged in the Company Business as defined herein.

6

(e) Ownership of Work Product. For purposes of this Agreement, “Work Product” shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, and other property rights, created or developed in whole or in part by Associate, relating to the Company Business whether prior to the date of this Agreement or in the future, either (i) while employed by the Company and that have been or will be paid for by the Company, or (ii) while employed by the Company (whether developed during working hours or not) and not otherwise the subject of a written agreement between the Company and Associate. All Work Product shall be considered work made for hire by Associate and owned by the Company. If any of the Work Product may not, by operation of law, be considered work made for hire by Associate for the Company, or if ownership of all rights, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Associate hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name patents, copyrights, registrations and any other protection available in the Work Product. Associate agrees to perform, during and after his employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product as reasonably requested by the Company.

(f) Return of Company Property. All Company property, including, but not limited to, equipment, devices, records, correspondence, documents, files, reports, studies, manuals, compilations, drawings, blueprints, sketches, videos, memoranda, computer software and programs, data or any other information, including Trade Secrets and Confidential Information as set forth herein, (whether originals, copies or extracts, stored in any medium), whether prepared or developed by Associate or otherwise coming into Associate’s possession, whether maintained by Associate in the facilities of the Company, at Associate’s home, or at any other location, is, and shall remain, the exclusive property of the Company and shall be promptly delivered to the Company, with no copies or reproductions retained by Associate, in the event of Associate’s termination for any reason, or at any other time or times the Company may request. Upon termination of employment for any reason, Associate agrees to sign and deliver the “Termination Certification” attached hereto as Appendix B.

(g) Reasonable Restrictions. Associate agrees and acknowledge that the restrictions contained in this Agreement are reasonable and necessary in order to protect the valuable proprietary assets, goodwill and business of the Company and that the restrictions will not prevent or unreasonably restrict his ability to earn a livelihood. Associate also agrees and acknowledges that if his employment with the Company ends for any reason, Associate will be able to earn a livelihood without violating the restrictions contained in this Agreement and that Associate’s ability to earn a livelihood without violating said restrictions is an important reason in Associate choosing to sign this Agreement.

7

7. Remedies. The Associate expressly agrees that the remedy at law for any breach of the provisions of Section 6 will be inadequate and that upon any such breach or threatened breach, the Company shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction, in equity or otherwise, to enforce the specific performance of the Associate’s obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy.

8. Termination Without Compensation.

(a) The Employment Term will terminate as of the end of the term of this Agreement unless terminated earlier in accordance with this Section 8, Section 9, Section 10, or Section 11.

(b) The Employment Term may also be terminated by the Company for cause (“Cause”) with written notice to the Associate upon the occurrence of any of the following:

(i) the commission by the Associate of any deliberate and premeditated act involving moral turpitude detrimental to the economic interests of the Company;

(ii) the conviction of the Associate of a felony;

(iii) the willful failure or refusal of the Associate to perform his duties hereunder (which failure or refusal persists after written notice from the Company to the Associate complaining of such failure or refusal) or the Associate’s gross negligence of a material nature in connection with the performance of such duties; or

(iv) the breach by the Associate of any provision of this Agreement which is not cured within thirty (30) days subsequent to written notice from the Company to the Associate of the breach.

(c) Upon termination of the Employment Term under subsections (a) or (b) above, the parties hereto will be relieved of any further obligations hereunder except for any obligations set forth in Section 6.

8

9. Termination Without Cause. The Company shall have the right to terminate the Employment Term without Cause at any time. If the termination is effected by the Company other than as described in Section 8, then, under such circumstances and subject to the Associate’s continued compliance with the terms of this Agreement, (i) the Associate’s Base Salary then in effect hereunder will continue to be payable in accordance with the Company’s payroll policy through the Employment Term, (ii) the Associate shall be paid within sixty (60) days after termination the pro rata portion of the Bonus earned, if any, through the date of termination, (iii) all outstanding and unvested stock options previously granted to the Associate by the Parent Company shall immediately vest in full without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Option Plan (or successor plan) or the stock option agreements between the Parent Company and the Associate with respect to such stock options, and (iv) all outstanding and unvested shares of restricted stock (if any) previously granted to the Associate by the Parent Company shall immediately vest in full without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Amended and Restated Stock Incentive Plan (the “Incentive Plan”) (or successor plan) or the restricted stock agreements between the Parent Company and the Associate with respect to such restricted stock awards; provided, however, that any shares of restricted stock that are intended to constitute performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), shall become vested only to the extent provided pursuant to the terms of the applicable restricted stock agreement and the provisions of this Section 9 shall not apply to any shares of restricted stock that are intended to constitute performance-based compensation. Bonus payments to the Associate in accordance with this Section 9 shall be paid no later than two and one-half (2½) months following the calendar year in which the termination without Cause occurred.

Notwithstanding the foregoing, the Associate shall not be entitled to receive any of the payments or benefits described in Section 9 unless, not later than sixty (60) days after the termination date, the Associate has executed a release of claims against the Company and its affiliates (the “Release”), and the period during which the Release may be revoked has expired without the Associate having revoked the Release. None of the payments or benefits described in Section 9 shall be paid until the Release has been signed and become effective, and any payments, which would otherwise be payable during such sixty-day period prior to the date the Release becomes effective, shall be accumulated and paid to the Associate on the first payroll date following the date the Release becomes effective, without interest, or, if such sixty-day period begins in one calendar year and ends in a second calendar year, the first payroll date during the second calendar year following the date the Release becomes effective, as described above.

10. Death of the Associate. If the Associate dies during the Employment Term, the Employment Term shall terminate, and within 60 days after death, or as soon thereafter as administratively practicable, the Company will pay to the Associate’s estate (i) the Associate’s Base Salary then in effect through the end of the calendar month in which such death occurs, and (ii) the pro rata portion of the Bonus earned, if any, through the date of death. In addition, all outstanding and unvested stock options previously granted to the Associate by the Parent Company shall immediately vest in full, without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Option Plan (or successor plan) or the stock option agreements between the Parent Company and the Associate with respect to such stock options, and all outstanding and unvested shares of restricted stock (if any) previously granted to the Associate by the Parent Company shall immediately vest in full, without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Incentive Plan (or successor plan) or the restricted stock agreements between the Parent Company and the Associate with respect to such restricted stock awards.

9

11. Termination Following Disability. If the Associate becomes disabled during the Employment Term, the Company may terminate the Employment Term, in which event the Company will pay to the Associate the Associate’s Base Salary then in effect, payable in accordance with the Company’s payroll policy through the end of the Employment Term; provided, however, any amounts payable to the Associate under the Company’s disability insurance policy shall be deducted from the amounts payable to the Associate hereunder. For the purposes of this Agreement, the Associate shall be deemed to be “disabled” when, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of not less than twelve (12) consecutive months, he has received replacement income for a period of at least three (3) months under the Company’s disability insurance policy, or if the Company does not have a disability insurance policy for the Associate, the Associate shall be deemed disabled if he is unable to perform his services or discharge his duties as an Associate of the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of not less than twelve (12) consecutive months. Any disability, as defined herein, shall not constitute “Cause” for purposes of Section 8(b) hereof. In addition, all outstanding and unvested stock options previously granted to the Associate by the Parent Company shall immediately vest in full, without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Option Plan (or successor plan) or the stock option agreements between the Parent Company and the Associate with respect to such stock options, and all outstanding and unvested shares of restricted stock (if any) previously granted to the Associate by the Parent Company shall immediately vest in full, without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Incentive Plan (or successor plan) or the restricted stock agreements between the Parent Company and the Associate with respect to such restricted stock awards.

12. Change in Control of the Parent Company

(a) If a Double Trigger Event (as defined in Section 12(c) herein) occurs in connection with a Change in Control (as defined in Section 12(b) herein) of the Parent Company, on the sixty-day anniversary of the date of the Double Trigger Event, (i) the Company shall pay to the Associate a lump sum cash payment equal to 2.99 times the Associate’s Base Salary in effect immediately prior to the Change in Control; (ii) all outstanding and unvested stock options previously granted to the Associate by the Parent Company shall immediately vest in full, without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Option Plan (or successor plan) or the stock option agreements between the Parent Company and the Associate with respect to such stock options; and (iii) all outstanding and unvested shares of restricted stock (if any) previously granted to the Associate by the Parent Company shall immediately vest in full, without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Incentive Plan (or successor plan) or the restricted stock agreements between the Parent Company and the Associate with respect to such restricted stock awards (collectively, (i), (ii) and (iii) are referred to as the “Change in Control Payments”).

10

Notwithstanding the foregoing, the Associate shall not be entitled to receive any of the payments or benefits described in Section 12 unless, not later than sixty (60) days after the termination date, the Associate has executed a release of claims against the Company and its affiliates (the “Release”), and the period during which the Release may be revoked has expired without the Associate having revoked the Release. None of the payments or benefits described in Section 12 shall be paid until the Release has been signed and become effective, and any payments, which would otherwise be payable during such sixty-day period prior to the date the Release becomes effective, shall be accumulated and paid to the Associate on the first payroll date following the date the Release becomes effective, without interest, or, if such sixty-day period begins in one calendar year and ends in a second calendar year, the first payroll date during the second calendar year following the date the Release becomes effective, as described above.

(b) For purposes of this Section 12, “Change in Control” of the Parent Company shall mean:

(i) Change in Ownership. The acquisition by an individual, entity or group (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) (a “Person”) of ownership of stock of the Parent Company that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the stock of the Parent Company. However, if any Person is considered to own more than 50% of the total fair market value of total voting power of the stock of the Parent Company, the acquisition of additional stock by the same Person is not considered to cause a change in ownership of the Parent Company (or to cause a change in the effective control of the Parent Company). An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Parent Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer of stock of the Parent Company (or issuance of stock of the Parent Company) and stock in the Parent Company remains outstanding after the transaction; or

(ii) Change in Effective Control. (A) the acquisition by any Person during the 12-month period ending on the date of the most recent acquisition by such Person, of ownership of stock of the Parent Company possessing 35% or more of the total voting power of the stock of the Parent Company; or (B) the replacement of a majority of members of the Parent Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent Company’s Board of Directors prior to the date of the appointment or election.

A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a “Change in Ownership” under paragraph (i) or “Change in Ownership of a Substantial Portion of the Company’s Assets” under paragraph (iii). If any one Person is considered to effectively control the Parent Company, the acquisition of additional control of the Parent Company by the same Person is not considered to cause a change in the effective control of the Parent Company (or to cause a “Change in Ownership” of the Parent Company within the meaning of paragraph (i) above); or

11

(iii) Change in Ownership of a Substantial Portion of Assets. The acquisition by any Person during the 12-month period ending on the date of the most recent acquisition by such Person, of assets from the Parent Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Parent Company immediately prior to such acquisition(s). For this purpose, gross fair market value means the value of the assets of the Parent Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No Change in Control shall be deemed to have occurred in the event of a transfer to a related person or as described in Code Section 409A.

The definition of Change in Control in this Subsection 12(b), and all other terms and provisions of this Agreement, shall be interpreted at all times in such a manner as to comply with Code Section 409A, meaning that no additional income tax is imposed on the Associate pursuant to Code Section 409A(1)(a).

(c) For purposes of this Section 12, a “Double Trigger Event” shall be deemed to occur if, within the period beginning six (6) months prior to a Change in Control and ending two (2) years following such Change in Control, (i) the Associate’s employment is involuntarily terminated by the Company or the Parent Company (or the surviving or acquiring entity, as the case may be), other than for Cause, or (ii) the Associate terminates his employment for Good Reason (as defined in Section 12(d) herein). If the termination of the Associate’s employment, as contemplated by this Section 12(c), occurs prior to the Change in Control, then the Associate shall be treated for purposes of this Section 12 as being employed on the date the Change in Control becomes effective and the Associate’s Base Salary in effect immediately prior to such termination shall be deemed in effect, for purposes of this Section 12, immediately prior to the Change in Control. For purposes of this Section 12, the date of the Double Trigger Event shall be the later of the effective date of the Change in Control and the date of the Associate’s termination of employment as contemplated in this Section 12(c).

(d) For purposes of this Section 12, “Good Reason” shall mean:

(i) If the Associate is a party to an employment or service agreement with the Company, the Parent Company or an affiliate of the Company that supersedes and replaces, in whole or in part, any provisions of this Agreement and such agreement provides for a definition of Good Reason, the definition contained therein; or

(ii) If no such agreement exists, the Associate’s resignation from the Company within thirty (30) days following the occurrence of any of the following events with respect to the Associate:

12

(A) Without the Associate’s express written consent, the significant reduction of the Associate’s duties, authority, responsibilities, or reporting relationships relative to the Associate’s duties, authority, responsibilities, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the Associate of such reduced duties, authority, responsibilities, or reporting relationships, which reduction or assigned reduction remains in effect five (5) business days after written notice by the Associate to the Chief Executive Officer or the Chief Financial Officer of the Parent Company (or the surviving or acquiring entity, as the case may be) of such conditions; provided, however, that the mere occurrence of a Change in Control shall not, in and of itself, constitute a material adverse change in the Associate’s duties, authority, responsibilities or reporting relationships.

(B) A material reduction by the Company or the Parent Company (or the surviving or acquiring entity, as the case may be) in the Base Salary, bonus structure or benefits of the Associate as in effect immediately prior to such reduction, with the result that the Associate’s overall benefits package is significantly reduced; or

(C) The relocation of the Associate’s principal work location to a facility or a location more than fifty (50) miles from the Associate’s then present principal work location, without the Associate’s express written consent.

(e) The Change in Control Payments shall be in addition to any other rights and benefits for which the Associate is eligible, either by way of contract or with respect to rights and benefits generally available to other executive officers or Associates of the Company.

13. Definition of Termination of Employment. “Termination of Employment” as used in this Agreement shall have the same meaning as set out in, and shall occur on the date determined in accordance with, Section 1.409A-1(h) of the regulations promulgated under Code Section 409A.

14. Specified Employee Delay. If the Associate is a “specified employee” within the meaning of Code Section 409A, any benefits or payments (including installments and insurance premiums and contributions) which (a) constitute a “deferral of compensation” under Code Section 409A, (b) become payable as a result of the Associate’s termination of employment for reasons other than death, and (c) become due under this Agreement during the first six (6) months (or such longer period as required by Code Section 409A) after termination of employment shall be delayed and all such delayed payments (or delayed installments, premiums or contributions) shall be paid to the Associate in full in the seventh (7th) month after the date of termination and all subsequent payments (or installments) shall be paid in accordance with their original payment schedule. To the extent that any insurance premiums or other benefit contributions constituting a “deferral of compensation” become subject to the above delay, the Associate shall be responsible for paying such amounts directly to the insurer or other third party and shall receive reimbursement from Company for such amounts in the seventh (7th) month as described above. This paragraph shall not apply to payments made as a result of a termination of employment that is the result of the Associate’s death.

13

15. Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when either: (a) personally delivered to the intended recipient; (b) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) delivered in person to the address set forth below for the party to which the notice was given; (d) deposited into the custody of a nationally recognized overnight delivery service such as FedEx Corporation or United Parcel Service, Inc., addressed to such party at the address specified below; or (e) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery, or receipt of, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this paragraph, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

If to the Associate, to Jeffrey A. Williams, ____________________________ ________________________________________________;

If to the Company, to America’s Car-Mart, Inc., 802 S. E. Plaza Avenue, Suite 200, Bentonville, Arkansas 72712, Fax #479-273-7556.

With a copy to W. Brett Papasan, Chief Legal Officer, 802 S. E. Plaza Avenue, Suite 200, Bentonville, Arkansas 72712, Fax #479-271-0796;

And a copy to William H. Henderson, Chief Executive Officer, 802 S. E. Plaza Avenue, Suite 200, Bentonville, Arkansas 72712, Fax #479-464-4234.

Any party hereto may designate a different address by written notice given to the other parties.

16. Governing Law. This agreement shall be construed in accordance with and governed by the laws of the State of Arkansas.

14

17. Compliance with Section 409A. The payments due under this Agreement are intended to comply with Section 409A of the Code (“Code Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments of “nonqualified deferred compensation” provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. To the extent Code Section 409A applies, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments of “nonqualified deferred compensation” to be made under this Agreement by reason of a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Associate on account of non-compliance with Code Section 409A. To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Associate on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

18. Section 280G.

(a) In the event that the total amount of payments to be received by the Associate, pursuant to this Agreement or otherwise, that are contingent upon a change in ownership or control (within the meaning of Section 280G of the Code) would, but for this Section 18(a), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of payments to be received by the Associate pursuant to this Agreement or otherwise shall be reduced to the maximum amount that will cause the total amounts of the payments not to be subject to the Excise Tax, but only if the amount of such payments, after such reduction and after payment of all applicable taxes on the reduced amount, is equal to or greater than the amount of such payments the Associate would otherwise be entitled to retain without such reduction after the payment of all applicable taxes, including the Excise Tax.

15

(b) The accounting firm engaged by the Company for general audit purposes (the “Audit Firm”) shall perform any calculations necessary in connection with this Section 18; provided that, if for any reason the Audit Firm is unable to, or declines to, perform such calculations, the Company shall engage such other accounting firm as the Audit Firm shall recommend in writing to the Company to perform such calculations (the Audit Firm or such other accounting firm, as applicable, being hereinafter referred to as the “Accounting Firm”).  The Company shall bear all expenses with respect to the determinations by such Accounting Firm required to be made hereunder. The Accounting Firm engaged to make the determinations under this Section 18 shall provide its calculations, together with detailed supporting documentation, to the Associate and the Company within fifteen (15) calendar days after the date on which the Associate’s right to a payment contingent on a Change in Control is triggered (if requested at that time by Associate or the Company) or such other time as requested by the Associate or the Company.  If the Accounting Firm determines that no Excise Tax is payable with respect to such payments, it shall furnish the Associate and the Company with an opinion reasonably acceptable to Associate that no Excise Tax will be imposed with respect to such payments.  Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Associate and the Company. If a reduction in payments or benefits constituting “parachute payments” is required by Section 18(a), the reduction shall occur in the following order unless the Associate elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the payment occurs and to the extent that such election does not violate Code Section 409A): reduction of cash payments (in reverse order of the date on which such cash payments would otherwise be made with the cash payments that would otherwise be made last being reduced first); cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of the Associate’s stock awards unless the Associate elects in writing a different order for cancellation.

19. Assignability. The Associate may not assign his interest in or delegate his duties under this Agreement. The rights and obligations of the Company hereunder may be assigned only by operation of law in connection with a merger in which the Company is not the surviving corporation or in connection with the sale of substantially all of the assets of the Company; and in the latter event, such assignment shall not relieve the Company of its obligations hereunder.

20. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

21. Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto. This Agreement supersedes and replaces any and all prior employment agreements between the Company and the Associate, all of which are hereby terminated and declared null and void; provided, however, this Agreement shall not affect, in any manner, previously awarded restricted stock or stock options, which awards shall remain in full force and effect in accordance with the terms of such previous awards.

22. Duration. Notwithstanding the termination of the Employment Term and of the Associate’s employment by the Company, this Agreement shall continue to bind the parties for so long as any obligations remain under this Agreement, and, in particular, the Associate shall continue to be bound by the terms of Section 6.

23. Waiver. No waiver by the Company of any breach by the Associate of this Agreement shall be construed to be a waiver as to succeeding breaches.

16

24. Enforceability. The covenants and provisions contained herein are severable and are to be interpreted as such to the extent permitted by applicable law. The parties understand, acknowledge and agree that should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and that the Agreement will be amended to delete or modify, as necessary, any invalid or unenforceable parts, terms or provisions to the extent necessary to allow for enforcement.

25. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS.]

17

IN WITNESS WHEREOF, the parties have executed this Agreement on June 23, 2015, but this Agreement shall be effective as of the day and year first above written.

COMPANY:

AMERICA’S CAR-MART, INC., an
Arkansas corporation

By: ___________________________
Name: _________________________
Title: __________________________

ASSOCIATE:

______________________________
Jeffrey A. Williams

(Signature Page to Employment Agreement of Jeffrey A. Williams)

18

APPENDIX A

Applicable to the Bonus pursuant to Section 4(b)

of Employment Agreement

	Fiscal Year
	2016	2017	2018	2019	2020
Projected GAAP Earnings Per Share	2015 Actual GAAP Earnings Per Share multiplied by [X.XX]*	2016 Projected GAAP Earnings Per Share multiplied by [X.XX]*	2017 Projected GAAP Earnings Per Share multiplied by [X.XX]*	2018 Projected GAAP Earnings Per Share multiplied by [X.XX]*	2019 Projected GAAP Earnings Per Share multiplied by [X.XX]*
Bonus Potential:	$40,000	$50,000	$60,000	$70,000	$80,000

If Parent Company’s actual GAAP Earnings Per Share equals 95-99% of Parent Company’s projected GAAP Earnings Per Share (rounded to the nearest whole percentage point), the Bonus for such fiscal year shall be the Bonus Potential for such fiscal year multiplied by 0.67.

If Parent Company’s actual GAAP Earnings Per Share equals 100-104% of Parent Company’s projected GAAP Earnings Per Share (rounded to the nearest whole percentage point), the Bonus for such fiscal year shall be the Bonus Potential for such fiscal year multiplied by 1.00.

If Parent Company’s actual GAAP Earnings Per Share equals 105% or more of Parent Company’s projected GAAP Earnings Per Share (rounded to the nearest whole percentage point), the Bonus for such fiscal year shall be the Bonus Potential for such fiscal year multiplied by 1.33.

*Filed under an application for confidential treatment.

A-1

APPENDIX B

TERMINATION CERTIFICATION

The undersigned Associate certifies that he/she does not possess and has not failed to return any property belonging to AMERICA’S CAR MART, INC., its parent, subsidiaries, affiliates, successors or assigns (together, the “Company”) or its customers, including, but not limited to, equipment, devices, records, correspondence, documents, files, reports, studies, manuals, compilations, drawings, blueprints, sketches, videos, memoranda, computer software and programs, data or any other information, including Trade Secrets and Confidential Information as set forth herein (whether originals, copies or extracts, stored in any medium), whether prepared or developed by Associate or otherwise coming into Associate’s possession, whether maintained by Associate in the facilities of the Company, at Associate’s home, or at any other location.

Associate further certifies that he/she will comply with all the terms of his/her Non-Competition, Non-Solicitation, Non-Disclosure, and Confidentiality Agreement.

Date: ____________________	___________________________________
Associate

B-1